UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2005

Date of Report (Date of earliest event reported)

Crown Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

NEW JERSEY	000-51175	20-2045547
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices and zip code)

(201) 459-9500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8 –Other Events

Item 8.01 Other Events

Denial of Filing Extension Request on the Exchange Act Rule 17a-5 Annual Report

On April 5, 2005, the National Association of Securities Dealers, Inc. (“NASD”) staff notified the Company that the NASD staff denied the Company’s March 29, 2005 request to extend the filing deadline of its annual audit report for the fiscal year ended January 31, 2005 (the “Annual Report”) required under Rule 17a-5 under the Securities Exchange Act of 1934, as amended. As a result, the Company is late in filing its Annual Report for the fiscal period in question, which report was due April 1, 2005.

While the NASD staff is not bound to these guidelines, NASD Notices to Members (01-54 and 04-19) provide that if a filing is late 10 business days or less, a mandatory $100 fee per day is assessed, up to a maximum of $1,000. This fee is administrative, not disciplinary, in nature. Further, if a filing is more than 10 business days late, the NASD staff may deem the Company’s failure to file a Minor Rule Violation and assess a fine of up to $2,500 against the Company. A continuous failure to file required filings may result in additional disciplinary, suspension and cease-and-desist proceedings.

The Company made its extension request since the final stage of the annual audit of its financial statements did not begin as scheduled in early March 2005 as a result of the Company’s financial difficulties. The Company intends to negotiate with its independent auditors as well as seek alternative arrangements to complete its Annual Report as soon as possible to minimize any possible late fees and any other potential NASD sanctions. The Company anticipates that, in the event it is successful and the Annual Report audit commences midway through April 2005, the Annual Report audit may be completed and filed between the middle and late May 2005. However, there is no assurance that the Company will be successful in its efforts relating to the Annual Report and, even if the audit work resumes, there is no assurance that the audit will be completed within the timeframe that does not result in further late fees, Minor Rule Violations or further penalties imposed upon the Company by the NASD staff.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) None.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2005	CROWN FINANCIAL HOLDINGS, INC.

	By:	/s/ Jeffrey M. Hoobler
	Name:	Jeffrey M. Hoobler
	Title:	Interim CEO and President

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